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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 5, 2007 (January 30, 2007)

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FIRST FARMERS AND MERCHANTS CORPORATION

(Exact name of registrant as specified in its charter)

Tennessee	0-10972	62-1148660
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
816 South Garden Street Columbia, Tennessee	38402-1148
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code    (931) 388-3145

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Section 5 - Corporate Governance and Management

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

            On January 31, 2007, First Farmers and Merchants Corporation (the "Corporation") issued a press release announcing that Timothy E. Pettus was named President of the Corporation.  Mr. Pettus's appointment and the resignation of John P. Tomlinson III as President was effective on January 30, 2007.  Also on January 31, 2007, First Farmers and Merchants Bank (the "Bank"), a wholly-owned subsidiary of the Corporation, announced that Mr. Pettus was named President of the Bank and Mr. Tomlinson was named Chief Administrative Officer of the Bank.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference in its entirety.

            Mr. Pettus is 55 years old and has been an officer of the Bank since July, 2002, most recently serving as the Vice Chairman of the Bank from April, 2005 until his appointment as President of the Corporation and the Bank.  Mr. Pettus served as Regional President, Southern Region from July 2002 until becoming Vice Chairman of the Bank.  From 1998 until July, 2002, he was a senior banking executive with Bank of America in Lawrence County, Tennessee.

Section 9 - Financial Statements and Exhibits

     Item 9.01.  Financial Statements and Exhibits.

     (a)   Not applicable.

      (b)   Not applicable.

      (c)   Not applicable.

      (d)   Exhibits.

            Exhibit 99.1       Press Release issued on January 31, 2007 by First Farmers and Merchants Corporation

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST FARMERS AND MERCHANTS CORPORATION

Date:  February 5, 2007                                    By:                   /s/ T. Randy Stevens

                                                                        T. Randy Stevens

                                                                        Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release issued on January 31, 2007 by First Farmers and Merchants Corporation

EXHIBIT 99.1

INFORMATION FOR RELEASE                                               CONTACT:                   Kim Doddridge

                                                                                                                                    931-380-8296

F&M NAMES PETTUS PRESIDENT AND

TOMLINSON CHIEF ADMINISTRATIVE OFFICER

Harvey Church Added to Leadership Team

as Maury County Senior Executive

COLUMBIA, Tenn., Jan. 31, 2007 - T. Randy Stevens, chairman and chief executive officer of First Farmers & Merchants Bank and its holding company, First Farmers & Merchants Corporation, announced today that Timothy E. Pettus has been named president of the bank and the corporation and John P. Tomlinson III has been named chief administrative officer of the bank. Stevens also announced that Harvey M. Church has been made a member of the bank's senior leadership team through his appointment as Maury County senior executive/private banking.

"Because F&M has long been a leader in our market area, we attract and retain excellent people. When you are blessed with so many talented and enterprising people, it's important that you make the best possible use of their skills, and with this announcement, we are doing exactly that," Stevens said. "Tim, John and Harvey each have the talents and experience to excel in their new positions. Our senior leadership team today, which includes these men and other key officers, puts our best and brightest people in the best places to insure this bank's continued success."

 "This is a very exciting time in F&M's history," Pettus said. "There are unprecedented opportunities thanks to a growing economy, and there are new challenges thanks to increased competition. Both of these situations are good for our bank and for the communities we serve, because it keeps us passionate about what we do and it keeps us agile, energized and focused on delivering outstanding service."

"Teamwork is essential to our success," Tomlinson said. "It's by working as a team, by pooling our talents and our insights into the communities we serve, that F&M has become and remains the leading bank in our market area. To ensure continued success, we've learned to leverage the power of teamwork through technology and the constant evolution of our products and services. We've got the complete package and I'm excited about putting it all together to benefit our customers and accelerate the growth of our bank."

In addition to Stevens, Pettus, Tomlinson and Church, the F&M senior leadership team includes:

  N. Houston Parks, chief operating officer
  Brian K. Williams, chief credit officer
  Patricia P. Moody, chief financial officer
  Leslie R. Brooks III, executive vice president/commercial sales manager
  John T. Cotham, executive vice president/human resources
  Michael L. Ayer, commercial banking
  Barry B. White, Marshall County president
  Kim A. Boone, vice president and senior trust officer
  Martha M. McKennon, vice president and secretary to the board

Founded in 1909, First Farmers & Merchants Bank (Member FDIC) is one of the most successful independent banks in Tennessee, with total assets of approximately $800 million and an additional $2.6 billion in assets held by its Trust & Financial Management Department. Headquartered in Columbia, the bank operates 19 offices in a seven-county area that includes Maury, Lawrence, Marshall, Hickman, Dickson, Giles and Williamson counties. It is distinguished by its commitment to traditional, personal banking relationships that incorporate state-of-the-art technology to provide the highest possible level of service.

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